 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-241717
Prospectus dated September 30, 2020
CONSOLIDATED EDISON, INC.
4 Irving Place
New York, New York
10003 (212) 460-4600
Automatic Dividend Reinvestment and Cash Payment Plan
3,394,821 Common Shares ($.10 par value)
If you already participate in the Plan, you need take no action to continue participation in the Plan under the terms described in this prospectus.
We are Consolidated Edison, Inc., a holding company that provides a wide range of energy-related services to its customers through its regulated utilities and clean energy businesses. Our common stock (trading symbol: ED) trades on the New York Stock Exchange (“NYSE”).
Investing in our common stock involves risks.
See “Risk Factors” on page 2 of this prospectus.
This prospectus describes our Automatic Dividend Reinvestment and Cash Payment Plan (the “Plan”). Holders of record of 50 or more shares of our common stock may join the Plan. A participant may buy additional shares with the dividends that we pay on shares the participant already owns and any optional cash payments (minimum: $100 per payment; maximum: $100,000 per year) that the participant makes. For dividend reinvestment purchases, participants pay a $0.03 per share fee. For each cash payment, participants pay a $2 transaction fee plus $0.03 per share fee.
Computershare Trust Company, N.A. (“Computershare”) administers the Plan, buys, sells and holds shares of our common stock for participants and maintains an account for each participant to record Plan transactions. Certain administrative support will be provided to Computershare by its affiliates.
If you have any questions about your participation in the Plan, contact Computershare at the mail or Internet addresses or telephone number shown on the back cover.
We tell Computershare whether to buy shares directly from us or from the open market, and the price of shares to participants depends upon the source:
— if the shares are bought directly from us, the share price is the average of the high and low prices at which our common stock was sold on the previous trading day before the investment date as published in reports of the NYSE Composite transactions.
— if the shares are bought from the open market, the share price is the weighted average price of our common stock paid by Computershare to purchase shares with dividends paid on the same date or cash payments received during the same week on the relevant investment date.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

CONSOLIDATED EDISON, INC.
We are Consolidated Edison, Inc., a holding company incorporated in New York in 1997, whose principal business operations are those of our subsidiaries:
•
Consolidated Edison Company of New York, Inc., a regulated utility that provides electric service to approximately 3.5 million customers and gas service to approximately 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

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Orange and Rockland Utilities, Inc., a regulated utility that, along with its regulated utility businesses, provides electric service to approximately 0.3 million customers in southeastern New York and northern New Jersey and gas service to over 0.1 million customers in southeastern New York.

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Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers.

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Con Edison Transmission, Inc., which through its subsidiaries invests in electric and gas transmission projects.

See “Where You Can Get More Information,” below.
RISK FACTORS
Investing in our common stock involves risk. Please see the risk factors described in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2019 and updates in Part II, Item 1A of our Form 10-Q filings, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.
USE OF PROCEEDS
We tell Computershare whether to buy shares for the Plan directly from us or from the open market. (See “Administration,” below.) The net proceeds to be received by us when Computershare buys shares from us will be used for our general corporate purposes. We will not receive any proceeds when Computershare buys shares from the open market.
DESCRIPTION OF THE PLAN
The question and answer presentation that follows constitutes the Plan.
Purpose
1.
What is the purpose of the Plan?

The primary purpose of the Plan is to provide participants with a convenient way of buying additional shares of our common stock without paying brokerage commissions. Also, the Plan provides us with a source of funds when the shares bought by Computershare for participants are bought directly from us.
Advantages
2.
What are some of the advantages of the Plan?

•
Convenient, automatic reinvestment of cash dividends

•
Optional cash payments of up to $100,000 in any calendar year are permitted, which may be made by convenient monthly electronic funds transfer

•
Efficient investment because fractions of shares are credited to a participant’s Plan account (as well as whole shares) earning dividends proportionate to those earned on whole shares

•
Share certificates may be deposited with Computershare for safekeeping.

3.
Are there any expenses for participants?

•
For optional cash payments, participants pay a $2 transaction fee plus a $0.03 per share fee.

•
For sales of shares, participants pay a service charge of $25 plus a $0.12 per share fee. An additional fee of $15.00 will be charged if the assistance of a Customer Service Representative is required when selling shares.

•
For dividend reinvestment purchases, participants pay a $0.03 per share fee.

All per share fees include any applicable brokerage commissions Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share processing fee. In addition, there is a $35 charge for any cash payments that cannot be collected due to insufficient funds. (See Question 13). There are no other charges by us or Computershare. Participants may, however, be subject to taxes under certain circumstances. (See “Federal Income Tax Information” below.)
Administration
4.
Who administers the Plan?

Computershare Trust Company, N.A. (“Computershare”) administers the Plan. Computershare maintains an account for each participant to record transactions under the Plan, sends statements of account to participants, and performs the other duties necessary for the administration of the Plan. Computershare also buys and sells shares and holds share certificates for Plan participants in book entry form. (See Questions 5 and 6.) If you have any questions about your participation in the Plan, contact Computershare at the mail or Internet addresses or telephone number shown on the back cover of this prospectus.
A participant who changes his or her address should notify Computershare. If Computershare does not know a participant’s current address and certain other conditions exist, the shares on which dividends are invested for the participant will be deemed abandoned and ownership of the shares will be transferred to the state of the participant’s address as last shown on Computershare’s records. To regain the shares, the participant would need to comply with that state’s procedures.
Computershare is the transfer and paying agent for our common stock.
5.
Who purchases and sells shares for Plan participants?

We have appointed Computershare as the independent agent to buy and sell shares for participants under the Plan. We tell Computershare whether to buy shares directly from us or from the open market, and Computershare may select any broker to execute purchases from others or sales. Without notice to participants, we may appoint a bank or trust company or a broker-dealer registered under the Securities Exchange Act of 1934 that is not affiliated with us to replace Computershare as the independent agent.
6.
Who will hold shares?

Computershare is the custodian and holds shares of our common stock purchased for participants or deposited by participants for safekeeping under the Plan. (See Question 15.) The shares held by the custodian under the Plan will be registered in Computershare’s name or that of its nominee. Without notice to participants, we may appoint a bank or trust company that is not affiliated with us to replace Computershare as the custodian. A participant may withdraw the shares that Computershare is holding for the participant under the Plan. (See Question 18.)
Participation
7.
Who is eligible to join the Plan?

Holders of record of 50 or more shares of our common stock are eligible to join the Plan. You are a holder of record of shares if the shares are registered in your name.

If your shares are registered in a name other than your own (such as a bank or a broker) you may become eligible to participate by having the holder of record transfer the registration of the shares to your name. Alternatively, you may be able to make arrangements with the holder of record for the holder of record to participate in the Plan on your behalf. Any related charges of the holder of record will be your responsibility.
Holders of record who are citizens or residents of a country other than the United States of America, its territories and possessions, are not eligible to participate in the Plan unless participation in the Plan would not violate any local laws of such country applicable to us or the holder.
8.
How does an eligible shareholder join the Plan?

Eligible shareholders may join the Plan by submitting a completed and signed enrollment form to Computershare. Enrollment forms may be obtained from Computershare. Computershare’s mail and Internet addresses and telephone number are shown on the back cover of this prospectus.
A shareholder who is participating in the Plan as of the date of this prospectus will automatically continue to participate in the Plan on the terms described in this prospectus, unless and until the shareholder submits to Computershare a request to terminate participation in the Plan and to transfer, withdraw or sell all shares in the participant’s Plan account.
9.
What does the Enrollment Form provide?

A participant’s enrollment form authorizes the purchase under the Plan of additional shares of our common stock for the participant with:
•
all cash dividends paid by us on shares held for a participant by Computershare under the Plan;

•
all cash dividends paid by us on all shares of our common stock held of record by the participant, unless otherwise specified on the enrollment form; and

•
cash payments submitted by the participant.

A participant (in lieu of reinvesting the dividends on all shares held of record by the participant) may specify on his or her enrollment form a number of shares, not less than 50 shares, held of record by the participant on which dividends are authorized to be reinvested. Subsequent increases or decreases in the number of shares held of record by the participant will not affect the number specified unless (1) the number of shares held of record by the participant falls below the number specified, in which case the dividends on all shares held of record by the participant will be invested until such time, if any, that the number of shares held of record by the participant increases to the number specified originally, or (2) the number of the participant’s shares of our common stock (whether held of record by the participant or held for the participant by Computershare under the Plan) on which dividends are reinvested is below 50 shares at any time, in which case the participation of the participant in the Plan may be terminated and the participant’s Plan account distributed in the same manner as if the participant had requested to sell all shares from the account. (See Question 19.)
A participant who wishes to change the number of shares of our common stock held of record by the participant on which dividends will be reinvested, should submit a new enrollment form to Computershare. If the new enrollment form is received by Computershare on or before the record date established for payment of a particular dividend, the new enrollment form will be effective for that dividend. (See Question 12.)
10.
Are there any restrictions on the amount a participant may invest under the Plan?

Yes. While there is no restriction on the amount of cash dividends that a participant may invest under the Plan, optional cash payments are limited. Any cash payments submitted by a participant may not be less than $100 per payment nor more than $100,000 in any calendar year.
Purchases
11.
What is the source of the shares purchased under the Plan?

We tell Computershare whether to buy the shares directly from us or from the open market. The price of shares to participants depends on the source. (See Question 14.) We may change the source not more than once in any three-month period.

Shares bought directly from us will either be authorized but previously unissued shares or treasury shares held by us or our subsidiaries.
Shares bought from the open market may be purchased, in one or more transactions, on any securities exchange on which shares of our common stock are traded, in the over-the-counter market or in negotiated transactions with parties not affiliated with us, at current market prices and on such terms as Computershare may determine to be in the best interests of the participants.
Neither we nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.
12.
How are cash dividends reinvested under the Plan?

If a participant’s enrollment form is received by Computershare on or before the record date established for payment of a particular dividend, reinvestment of dividends for that participant will begin with that dividend payment. If the enrollment form is received by Computershare after the record date for a particular dividend, that dividend will be paid in cash and reinvestment of dividends will commence with the following dividend payment. The dividend record date on our common stock is ordinarily about one month prior to the dividend payment date. Cash dividends on our common stock have historically been paid on the 15th day of March, June, September and December.
Cash dividends will be invested not more than 5 business days after the dividend is paid; no interest will be paid to participants on dividends held pending investment.
The number of shares to be added to a participant’s Plan account with respect to a particular dividend payment will be determined by dividing the amount of the cash dividends being invested on behalf of the participant by the price of the shares, including fractions of a share computed to six decimal places. (See Question 14.)
If a participant has not certified to Computershare that the participant is not subject to Federal income tax backup withholding and that the participant’s taxpayer identification number is correct, a tax on the dividends paid on the participant’s shares will be withheld and submitted to the Internal Revenue Service. For such participants, the amount reinvested will equal the dividend payment less the withholding tax. (See “Federal Income Tax Information” below.) A form for use by participants in making the required certification may be obtained from Computershare. Computershare’s mail and Internet addresses and telephone number are shown on the back cover of this prospectus.
13.
How are cash payments invested under the Plan?

A participant may make cash payments of not less than $100 per payment nor more than $100,000 in any calendar year. Participants pay a $2 transaction fee plus a $0.03 per share fee for each optional cash payment.
A cash payment may be made upon enrollment in the Plan.
Following enrollment in the Plan, a participant may make a cash payment by submitting to Computershare a check payable to “Computershare/ConEd” in U.S. dollars and drawn on a U.S. bank, along with written instructions to use the payment to purchase shares of our common stock for a participant’s Plan account. If a participant is not in the U.S., he or she should contact his or her bank to verify that the bank can provide a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Computershare will not accept cash, money orders, traveler’s checks or third-party checks. A form for use in making cash payments will be attached to the statements of account sent by Computershare to participants. A participant also may make a cash payment through the “Investor Center” section of Computershare’s Internet website: www.computershare.com/investor.
In addition, a participant may contact Computershare to arrange for cash payments to be submitted by the participant to Computershare by monthly electronic funds transfer from the participant’s designated account at any qualified financial institution that participates in the Automated Clearing House. Fund transfers are made on the 25th day of each month, or if such date is not a business day, on the next business day. Fund transfers for a participant will continue until you notify Computershare to change or discontinue them. You must notify Computershare at least seven business days prior to the date of the fund transfer for any change to be effective.

Cash payments will be invested weekly by Computershare; no interest will be paid to participants on cash payments held pending investment. There is no obligation to make a cash payment.
The number of shares to be added to a participant’s Plan account with respect to a cash payment will be determined by dividing the cash payment by the price of the shares, including fractions of a share computed to six decimal places. (See Question 14.)
If a cash payment submitted by a participant cannot be collected by Computershare because the participant’s check is returned unpaid or an authorized electronic funds transfer is rejected, the participant will be charged $35. In addition, shares in the participant’s Plan account will be sold to the extent necessary to pay the $35 charge, the sales charges related to the sale (see Question 3) and to reimburse Computershare for any amounts expended to purchase shares that were added to the participant’s account in connection with the payment.
14.
What will be the price to participants for shares purchased under the Plan?

The price to participants for shares of our common stock bought by Computershare under the Plan will depend on the source of the shares. (See Question 11.) Neither we nor Computershare can guarantee that the shares will be purchased at any particular price.
If the shares are bought directly from us, the share price to participants is the average of the high and low prices at which our common stock was sold on the previous trading day before the investment date as published in reports of the NYSE Composite transactions.
If the shares are bought from the open market, Computershare may combine a participant’s funds with funds of other Plan participants and generally will group purchases for execution by its broker. Depending on the number of shares being purchased and current trading volume in shares of our common stock, Computershare’s broker may execute purchases in multiple transactions and over more than one day. The price per share of our common stock purchased for each Plan participant’s account, whether purchased with reinvested cash dividends or with cash payments, shall be the weighted average price of the transaction(s) for shares of our common stock purchased by Computershare’s broker on that investment date.
Safekeeping
15. Can shares not purchased under the Plan be deposited for safekeeping?
A participant may deposit for safekeeping by Computershare shares of our common stock that were not purchased under the Plan, provided that the shares to be deposited are registered in the participant’s name, or if such shares are registered in another name, the participant has satisfied the requirements for transfer of such shares. (See Question 17.)
Participants depositing shares for safekeeping should deliver the shares, along with a letter requesting safekeeping, to Computershare at the following address:
Computershare Trust Company, N.A.
P.O. Box 505000
Louisville, KY 40233-5000
The use of registered mail with return receipt requested, properly insured, is recommended.
Registration of the shares deposited for safekeeping will be transferred to the name of Computershare or that of its nominee and credited to the participant’s Plan account. Shares deposited by a participant will be treated in the same manner as shares purchased under the Plan by the participant, and all cash dividends on the deposited shares will be used to purchase additional shares for the participant.
Transfers, Withdrawals and Sales
16.
How do transfers, withdrawals and sales affect participation in the Plan?

Transfers, withdrawals and sales of shares held for a participant by Computershare reduce the number of shares in the participant’s Plan account but, except as described in the next paragraph, do not otherwise affect participation in the Plan. Unless the participant submits to Computershare an Internet, telephonic or written request to terminate participation in the Plan, cash dividends on any shares remaining in the participant’s Plan account and any cash payments submitted by the participant will continue to be used to purchase shares and cash dividends on any shares of our common stock held of record by the participant (including any shares withdrawn by the participant) will continue to be reinvested in accordance with the participant’s most recent enrollment form. (See Question 9.) A form for use in terminating participation will be attached to the statements of account sent by Computershare to participants.
If Computershare receives a participant’s request to discontinue dividend reinvestment after the record date for a cash dividend, Computershare may either pay the dividend in cash or reinvest it under the Plan on the next investment date on a participant’s behalf. If reinvested, Computershare may sell the shares purchased and send the proceeds to the participant, less fees and any other costs of sale. After processing a participant’s request to discontinue dividend reinvestment, any shares credited to a participant’s account under the Plan will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares held in stock certificate form, will be paid in cash.
If a participant, following a transfer, withdrawal or sale, will have less than 50 shares on which dividends are reinvested (whether held of record by the participant or held for the participant by Computershare under the Plan), the participation of the participant in the Plan may be terminated and the shares remaining in the participant’s Plan account distributed in the same manner as if the participant had requested to sell all shares from the account. (See Question 19.)
Sales or transfers of shares will be subject to any applicable transfer or withholding taxes (See “Federal Income Tax Information” below) and the appropriate fees will be deducted to cover processing costs for the sale of shares.
17.
How does a participant transfer shares held under the Plan?

A participant may transfer ownership of shares held for the participant by Computershare under the Plan to another participant or, provided the person is eligible to join the Plan (see Question 7), to a person that wants to join the Plan. To effect the transfer, Computershare will transfer shares from the participant’s Plan account and to the transferee’s Plan account. The transferor and transferee will each receive a statement showing the number of shares transferred. The transferred shares will be treated in the same manner as if purchased under the Plan by the transferee, and all cash dividends on the transferred shares will be used to purchase additional shares under the Plan.
A participant may also transfer ownership of whole shares in the participant’s Plan account to a person that is not eligible to join the Plan or does not want the shares to be held by Computershare provided that the participant also requests to withdraw the shares. (See Question 18.) To effect the transfer, Computershare will transfer shares from the participant’s Plan account and deliver the shares to the transferee.
No transfer will be made unless and until the participant has complied with all applicable requirements.
To transfer shares, a participant must submit to Computershare an assignment of the shares in form and substance satisfactory to Computershare. The transfer will be subject to the same requirements as applicable to the transfer of securities generally, including the requirement of a medallion signature guarantee. Further information about current transfer requirements is available through the “Transfer Wizard” section of Computershare’s Internet website: www.computershare.com/transferwizard.
18.
How does a participant withdraw shares held under the Plan?

A participant may withdraw shares held for the participant by Computershare under the Plan by submitting to Computershare a request to withdraw the shares. A form for use in withdrawing shares will be attached to the statements of account sent by Computershare to participants. A participant also may request to withdraw shares through the “Investor Center” section of Computershare’s Internet website: www.computershare.com/investor or by telephone at 1-800-522-5522.
If a participant requests to withdraw shares held for the participant by Computershare under the Plan, unless the participant requests otherwise, the shares will be withdrawn from the participant’s Plan account and maintained by Computershare as transfer agent for the Company’s common stock under the direct registration system. If requested by the participant, Computershare will instead have the withdrawn shares delivered to a brokerage account under the direct registration system or send the participant certificates for the whole shares and, in either case, will sell any fraction of a share in the same manner as if the participant had requested shares to be sold less any applicable fees. (See Question 19.) Certificates for fractions of shares will not be issued under any circumstances. Computershare’s mail and Internet addresses and telephone number are shown on the back cover of this prospectus.
Unless a transfer is also requested by a participant, shares withdrawn by the participant will be issued in the name in which the participant’s Plan account is maintained. (See Question 17.)
Shares held for a participant under the Plan may not be pledged. A participant who wishes to pledge shares held under the Plan must first withdraw the shares.
19.
How does a participant sell shares held under the Plan?

A participant has the below options when making a sale, depending on how a sale request is submitted, as follows:
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Center or by calling Computershare directly at 1-800-522-5522. Market order sale requests received at www.computershare.com/investor through Investor Center or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if shares were sold, a participant should check his or her account online at www.computershare.com/investor or call Computershare directly at 1-800-522-5522. If a market order sale was not filled and a participant still would like the shares sold, a participant will need to re-enter the sale request. The price shall be the market price of the sale obtained by Computershare’s broker, less a transaction fee of $25.00 per sale and a per share fee of $0.12 for each share sold.
Day Limit Order: A day limit order is an order to sell stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at a participant’s request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-522-5522. Each day limit order sale will incur a transaction fee of $25.00 per sale and a per share fee of $0.12 for each share sold.
Good-’Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell stock when and if the stock reaches a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares of stock being sold and current trading volume in the stock, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at a participant’s request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-522-5522. Each GTC limit order sale will incur a transaction fee of $25.00 per sale and a per share fee of $0.12 for each share sold.
Any sale requests received in writing will be submitted as batch order sales. For this purpose, Computershare may combine each selling Plan participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less a transaction fee of $25.00 per sale and a per share fee of $0.12 for each share sold.

Per share fees include any applicable brokerage commissions Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Computershare may, for various reasons, require a sales request to be submitted in writing. A participant may contact Computershare to determine if there are any limitations applicable to a participant’s particular sale request at no additional charge. An additional fee of $15.00 will be charged if the assistance of a Customer Service Representative is required to complete the sale.
A participant should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by Computershare, and the ultimate sale on the open market. Shareholder instructions for a market order or a batch sale once accepted by Computershare are binding and may not be rescinded.
If a participant elects to sell shares online at www.computershare.com/investor through the Investor Center, he or she may utilize Computershare’s international currency exchange service to convert sale proceeds to his or her local currency prior to being sent to the participant. Receiving sales proceeds in a local currency and having a check drawn on a local bank avoids the time consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which a participant must agree to online.
Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made.
Alternatively, a participant may choose to sell common shares in his or her Plan account through a stockbroker of his or her choice, in which case a participant should contact his or her broker about transferring shares from a participant’s Plan account to his or her brokerage account. A participant may be charged a fee by his or her broker.
Stock Dividends, Stock Splits or Rights Offerings
20.
What happens to stock dividends, stock splits and stock rights?

Any stock dividends or split shares distributed by us on shares on which dividends are reinvested for a participant under the Plan will be added to the participant’s Plan account, and all cash dividends on the new shares will be used to purchase additional shares for the participant. No certificate for the new shares will be issued unless the participant requests to withdraw shares held for the participant under the Plan in certificated form. (See Question 18.)
In the event of a rights offering, Computershare will promptly sell all rights attributable to shares held under the Plan and invest the proceeds in shares of our common stock for participants in the same manner as in the case of investment of cash payments. (See Question 13.) The number of shares to be added to a participant’s Plan account will be determined by dividing the net proceeds from the sale of rights attributable to shares in the account by the price of the shares purchased. (See Question 14.) A participant who wishes to exercise the rights should withdraw shares held for the participant under the Plan in advance of the record date for the rights offering. (See Question 18.)
Reports to Participants
21.
How will a participant be informed about the participant’s Plan account?

Following each purchase of shares under the Plan for a participant, Computershare will mail a transaction advice to the participant. A participant will also receive a transaction advice following any sale, withdrawal, transfer, or deposit for safekeeping of shares under the Plan by the participant.
Each quarter, Computershare will mail a statement to the participant showing the amount invested; the purchase price; the number of shares purchased, deposited, sold, transferred, or withdrawn; the total number of shares accumulated; and other information. The statement will include specific cost basis information in accordance with applicable law.
All notices, statements and reports will be addressed to the participant at the latest address on record with Computershare. Address changes may be made in writing, online or by telephone but must be received before the record date for a dividend check and quarterly information to be mailed to the new address.
Participants should retain, for income tax and other purposes, the information sent to them by Computershare.
Voting of Common Stock
22.
How will the shares held under the Plan be voted?

Each participant will be provided a proxy statement and a form of proxy which will cover all shares of our common stock held by the participant of record and all shares held for the participant by Computershare under the Plan. These shares will be voted only in accordance with the instructions of the participant.
Foreign Shareholders
23.
How will the Plan apply to foreign shareholders?

In the case of foreign participants who have their dividends reinvested and whose dividends are subject to Federal income tax withholding, the amount reinvested will equal the dividends less the tax withheld. Payments received by Computershare from foreign participants will be invested in the same manner as payments from other participants. (See Question 13.) All payments must be in United States dollars.
Suspension, Modification or Termination Of The Plan
24.
May the Plan be changed or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan, the shares in each participant’s Plan account will be distributed in the same manner as if the participant had requested to withdraw all shares from the account. (See Question 18.)
In addition, if a participant withdraws, transfers or sells all of the participant’s whole shares, leaving only a fractional share in his or her account, we and Computershare may, in our discretion and without notice to the participant, terminate the participant’s participation in the Plan and sell any fractional share less any applicable fees.
Our Responsibility
25.
What is our responsibility under the Plan?

Neither we nor Computershare will be liable for any act done in good faith or for any good faith omission to act in connection with the Plan, including, without limitation, any claim of liability, other than any liability under Federal or state securities laws that cannot be waived, (i) arising out of failure to terminate a participant’s account upon the participant’s death prior to receiving written notice of such death and a request to terminate the account from the participant’s legal representative; (ii) with respect to the prices or times at which shares are purchased or sold; or (iii) as to any loss or fluctuation in the market value of shares before or after the purchase or sale of shares.

FEDERAL INCOME TAX INFORMATION
A participant will be treated for Federal income tax purposes as having received, on the dividend payment date, the dividends used by Computershare to purchase shares of our common stock for the participant. This dividend is includible in the participant’s gross income, even though the participant does not receive the dividend in cash.
A participant will not realize any taxable income solely by reason of withdrawing shares held under the Plan, unless all shares in the participant’s Plan account are withdrawn, in which event a participant will realize a gain or loss on any fractional share sold. More generally, gain or loss may be realized by a shareholder whenever shares of stock are sold by the shareholder. The amount of such gain or loss will be the difference between the amount received by the shareholder for the shares and the tax basis of the shares sold. The tax basis of shares of our common stock purchased pursuant to the Plan as presently constituted will generally be the cost (including any brokerage charges or transaction fee) as shown in the statements of account sent by Computershare to participants. Computershare, as required, will report the sale of any shares from a participant’s Plan account to the Internal Revenue Service.
Payments to a participant will be subject to a withholding tax at the current applicable rates if the participant fails to certify to Computershare that the participant is not subject to Federal income tax backup withholding or fails to provide Computershare with the participant’s correct taxpayer identification number on Form W-9.
The above discussion of Federal income tax consequences is general in nature and should not be relied upon as tax advice. Participants seeking tax advice regarding the Plan should consult with their own tax adviser.
LEGAL MATTERS
The validity of our common shares offered pursuant to this prospectus and certain other related legal matters will be passed upon for Consolidated Edison, Inc. by Deneen Donnley, Esq., our Senior Vice President and General Counsel.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to Consolidated Edison, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INDEMNIFICATION
As permitted by the Business Corporation Law of the State of New York, we indemnify, limit the liability of and insure our directors and officers for claims against them unless their actions were in bad faith or the results of active and deliberate dishonesty and were material to the claim, they personally gained in fact a financial profit or other advantage to which they were not legally entitled or in certain other cases. Our certificate of incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (1) none of our directors or officers shall be liable to us or any of our shareholders for damages for any breach of their duty as directors or officers, and (2) we shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or on behalf of us or any other enterprise, by reason of the fact that the person is or was one of our directors or officers, or is or was serving at our request any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof. We have insurance to indemnify us if we indemnify our directors and officers and to indemnify our directors and officers for claims for which they are not indemnified by us. We also insure our directors and officers against certain liabilities that could arise in connection with administration of our employee benefit plans.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
WHERE YOU CAN GET MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Our filings are available at the Internet site maintained by the SEC (www.sec.gov).
We have filed a Registration Statement on Form S-3 to register with the Commission the shares of our common stock being offered pursuant to this prospectus. This prospectus is part of that Registration Statement. As permitted by the Commission, this prospectus does not contain all the information you can find in the Registration Statement or in its exhibits.
The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is legally deemed to be part of this prospectus, except for any information superseded by information in this prospectus or information that is subsequently incorporated by reference in this prospectus.
The following documents, which we filed with the Commission (File No. 1-14514), are incorporated by reference into this prospectus and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the common stock described in this prospectus is completed, shall be deemed to be incorporated by reference into this prospectus; provided, however, that we are not incorporating any information deemed furnished and not filed in any Current Report on Form 8-K:
•
Annual Report on Form 10-K for the year ended December 31, 2019;

•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020; and

•
Current Reports on Form 8-K dated March 26, 2020, April 6, 2020, May 11, 2020, May 18, 2020, June 26, 2020, August 19, 2020 and September 17, 2020.

If you ask Computershare, we will provide you, without charge, a copy of any or all of the documents incorporated by reference in this prospectus. Computershare’s mail and Internet addresses and telephone number are shown on the back cover of this prospectus.

We have not authorized any person to give any information not contained in this prospectus. You must not rely upon any unauthorized information. The information in this prospectus is correct as of the date of this prospectus, and after that date there may be changes in the information. This prospectus does not offer to sell or solicit an offer to buy securities in any jurisdiction where it is unlawful.

CONSOLIDATED EDISON, INC.
AUTOMATIC DIVIDEND
REINVESTMENT AND CASH
PAYMENT PLAN

PROSPECTUS

The Plan is administered by,
and all inquiries should be directed to:
COMPUTERSHARE TRUST
COMPANY, N.A.
P.O. Box 505000
Louisville, KY 40233-5000
1-800-522-5522
www.computershare.com/investor
September 30, 2020

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